Exhibit 1

PROJECT MAJOR LEAGUE

JOINT VENTURE TERM SHEET

1.	Parties:	CanWest MediaWorks Inc. (“CanWest”) and GS Capital Partners AA Investment LLC (“GSCP” and, together with CanWest, the “Investors”).

2.	Currency:	All references in this term sheet to currency are denominated in Canadian dollars.

3.	Definitions:	Unless otherwise defined in this Term Sheet, all capitalized terms shall have the meaning ascribed to them in the Arrangement Agreement (as defined in Section 4).

4.	Agreement to Acquire Alliance Atlantis:	6681859 Canada Inc. (“Acquireco”), has agreed to acquire Alliance Atlantis Communications Inc. (“AA”), subject to the terms and conditions set forth in an arrangement agreement (the “Arrangement Agreement”), dated the date hereof, between AA and Acquireco, a copy of which is attached as Exhibit I, and voting agreements (the “Voting Agreements”) between Acquireco and certain direct and indirect shareholders of AA, copies of which are attached as Exhibit II, (the Voting Agreements together with the Arrangement Agreement are referred to as the “Acquisition Agreements”) (the “AA Acquisition”). The AA Acquisition is to be effected through a plan of arrangement (the “Arrangement”), in which all of the issued and outstanding Class A Voting Shares and Class B Non-Voting Shares (the “AA Shares”) of AA, including AA Shares issuable upon the exercise of any outstanding options to acquire AA Shares, would be acquired for a price per AA Share of $53.00 in cash (the “Acquisition Price”) all as more particularly described in the draft plan of arrangement attached as Schedule A to the Arrangement Agreement (“Plan of Arrangement”).

5.	[Redacted]

6.	AA Acquisition Financing:

(a) Acquisition Structure. In connection with the AA Acquisition, prior to the completion of the Arrangement (the “Closing”) the Investors will implement, in a tax-efficient manner, the holding company structure for Acquireco outlined in Schedule A. That structure includes an unlimited liability company (“Jointco”) through which both Investors will indirectly hold debt and/or equity interests in Acquireco, the Separation Entities (as defined in Section 11) and certain other entities at the time of the Closing.

(b) Equity and Debt Financing. In connection with the AA Acquisition, each Investor (or an affiliate(s) thereof) has executed and delivered a Commitment Letter, dated as of the date hereof, to Acquireco (each, a “Commitment Letter”), copies of which are attached as Exhibit III, pursuant to which such Investor (and, in the case of GSCP, affiliates of GSCP) has agreed, subject to the conditions set forth therein, to (or to cause its permitted assignees to): (i) in the case of CanWest, purchase voting equity securities of Jointco for an aggregate purchase price equal to $132 million (the “CanWest Commitment”), (ii) in the case of GSCP, lend [Redacted] to Jointco in consideration for one or more debt instruments with the terms set forth on Schedule H, one or more of which will be convertible at the option of GSCP into equity securities of Jointco (the “GSCP Commitment”), of which [Redacted] will be allocated to constitute GSCP’s initial equity investment in Specialty TV Co. (as defined in Section 12). The Commitment Letters shall contain third party beneficiary rights entitling each of the Investors to enforce the obligations of the other Investor to Acquireco. There shall be no fees payable to either Investor in connection with the CanWest Commitment and the GSCP Commitment (each, a “Commitment”). The Investors agree that CanWest may, by Notice given not later than 45 days after the date hereof, increase the CanWest Commitment to a maximum of $300 million (all of which must be provided by CanWest and its affiliates), and that the GSCP Commitment would be reduced by the amount of such increase up to a maximum reduction of $100 million, with the remaining portion of such increase used to reduce indebtedness of Specialty TV Co. On delivery of such Notice, the Investors shall promptly amend the Commitment Letters to reflect the changes in the Commitments.

(c) [Redacted]

(d) [Redacted]

(e) [Redacted]

(f) Summary of Equity and Debt Financing. Subject to the terms and conditions of this Term Sheet and the other agreements related to the AA Acquisition transaction, the Investors will cause the funds provided pursuant to the Commitments and the Debt Commitment Letter to be invested, lent or otherwise made available to the entities and in the amounts outlined in Schedule C in the manner outlined in Schedule A.

(g) Need for Bridge Financing. Each of the Investors acknowledges that its expected economic returns on its investments as contemplated by this Term Sheet have been determined and based in part on the expectation that the funds to be provided pursuant to the Debt Commitment Letter will be available without the need for any bridge financing. If any such bridge financing is required, the resulting increase in interest costs will be allocated to “Financing Costs (S.TV.Co.) and paid by the entity or entities specified on Schedule D.

7.	AA Acquisition:

(a) As of the date hereof, (i) CanWest owns 1 common share of Acquireco (being all of the issued and outstanding shares); and (ii) the Board of Directors of Acquireco consists of 3 directors, 1 of whom was appointed by GSCP and 2 of whom were appointed by CanWest and all of whom are resident Canadian citizens. From the date hereof until the funding transactions for the Closing as described in Schedule A, such security ownership and Board membership shall remain the same.

(b) Subject to this Section 7, CanWest shall cause Acquireco and the affiliates of Acquireco[1] to take all actions contemplated by this Term Sheet and its Schedules and Exhibits and such other related actions as are necessary to consummate the AA Acquisition as contemplated by this Term Sheet and its Schedules and Exhibits. Subject to the terms and conditions of this Term Sheet and the other agreements related to the AA Acquisition transaction, neither Investor will knowingly take any action that would adversely impact in any material respect the AA Acquisition or related transactions.

(c) Prior to the consummation of the AA Acquisition, any action by Acquireco, including with respect to the AA Acquisition, will require the unanimous approval of GSCP and CanWest, including, without limitation:

(i)     any increase in the purchase price or other amounts payable by Acquireco under the Acquisition Agreements or any related transaction agreements, or any modification to the form of such consideration or amounts;

(ii)    any amendment to, or granting of any waiver under, the Acquisition Agreements or any related transaction agreements, in each case in a manner adverse to Acquireco or that would adversely affect any Investor; or

(iii)  entering into any alternative debt financing arrangements other than those reflected in the Debt Commitment Letter.

[1]	For purposes of this Term Sheet, “affiliates” of Aquireco do not include CanWest or other members of the CanWest group of companies or GSCP or other members of the Goldman Sachs group.

Each Investor will appoint one individual to act as its representative to discuss and agree upon decisions with respect to the actions of Acquireco during this period.

(d) [Redacted]

(e) [Redacted]

(f)  [Redacted]

      [Redacted]

(g) [Redacted]

8.	Costs, Fees and Expenses of the Acquisitions

The costs, fees and expenses of the AA Acquisition [Redacted] shall be allocated and paid as set out below:

(a) Completion of the AA Acquisition. In the event of the completion of the AA Acquisition, the costs, fees and expenses associated with the AA Acquisition and one time corporate severance, retention and restructuring costs, shall, subject to paragraph (g), be allocated to and paid by the entity or entities specified on Schedule D.

(b) Non-Completion of the AA Acquisition (no default). In the event the AA Acquisition is not completed for any reason other than a default of an Investor under this Term Sheet, or any of the agreements or commitments referred to herein or under any of the Acquisition Agreements, the costs, fees and expenses associated with the AA Acquisition, including those set out in Schedule D to the extent incurred (the “Acquisition Costs”), shall be allocated to and paid by the Investors in the Sharing Percentages.

(c) Non-Completion of the Acquisition (Default). To the extent the AA Acquisition is not completed by reason of a default or breach by one of the Investors under this Term Sheet or any of the agreements or commitments referred to herein or under any of the Acquisition Agreements, the defaulting Investor shall be responsible for all Acquisition Costs incurred by the Investors in connection with the AA Acquisition and fully indemnify the non-defaulting Investor in respect of all such Acquisition Costs incurred by the non-defaulting Investor.

(d) [Redacted]

(e) Mechanism for Sharing Expenses. All costs, fees and expenses to be allocated to and paid by the Investors pursuant to paragraphs (a), (b), (c) and (d) shall either be paid by the Investors directly or the Investors shall contribute capital to the entity bearing the cost, fee or expense in an aggregate amount sufficient to satisfy that cost, fee or expense. To the extent costs, fees and expenses are allocated to a Separation Entity or its subsidiaries pursuant to the provisions of this Term Sheet, the transactions contemplated by Schedule A will be structured to provide funds to such Separation Entity or subsidiary to fund such costs, fees and expenses.

(f) Shared Expenses to be Agreed. No party shall retain any consultants, advisors or other service providers, the fees and expenses of whom are to be shared by the parties or allocated to a Separation Entity or any of its subsidiaries, other than those listed on Schedule D or for fees and expenses in excess of the maximum amount shown on that Schedule, without the written agreement of the other party.

(g) Financing Costs. In the event of the completion of the AA Acquisition, all financing costs, fees and expenses in connection with the debt financing for the AA Acquisition shall be borne by the Separation Entity in respect of which such debt financing has been provided.

9.	Reorganization of AA:

Immediately following the AA Acquisition, the business divisions of AA, being its Broadcasting (“Specialty TV”) Division, Entertainment Division and Motion Picture Distribution (“Movie”) Division, will be separated on a tax-efficient basis as set forth in Schedule A and as further described in Sections 10 to 13 of this Term Sheet (the “Separation”).

[Redacted]

10.	Entertainment Division:

(a) All of the entities, assets and liabilities of AA that comprise its Entertainment Division (including in relation to all CSI program and distribution rights) shall be transferred in a tax-efficient manner into a new entity (“Entertainment Co.”) as described in Schedule A.[2]

(b) [Redacted]

11.	Movie Division:

(a) All of the entities, assets and liabilities of AA that comprise its Movie Division (including all movie distribution rights) shall be transferred in a tax-efficient manner into a new entity (“Movie Co.”) as described in Schedule A.

[Redacted]

[2]

If any of the Canadian production companies are involved in the production of film (as opposed to holding copyright to historical productions), they will be subject to the Heritage Canada policy applicable to film production, distribution and exhibition, and will have to go to Movie Co. rather than Entertainment Co.

12.	Specialty TV Co. Division:

(a) Following the transactions contemplated by Sections 10 and 11, the shares or partnership interests of the entities carrying on the business of the Specialty TV Division (“STV Division”) of AA, including the shares of Alliance Atlantis Broadcasting Inc. and the shares of Score Media Inc. (or the assets and liabilities comprising such division, as applicable), including any agreements between the STV Division and the Entertainment and Movie Divisions, will remain in the successor company to Acquireco (also referred to as “Specialty TV Co.” and, together with Entertainment Co. and Movie Co., the “Separation Entities”) as provided in Schedule A (and subject to the further reorganizations described in that Schedule). The shares and partnership interests of the corporations and partnerships carrying on the business of the STV Division for which approval of the Canadian Radio-telecommunications Commission (“CRTC”) is required in connection with the change of ownership (the “Regulated Entities”) or, in the case of certain of the Regulated Entities, shares of a holding company that owns shares of a Regulated Entity (collectively, the “Deposited Securities”) will become subject to one or more voting trust agreements pending the approval of the CRTC of the acquisition of the Deposited Securities. The voting trust agreements will be entered into between a trustee that will be appointed by CanWest (the “Trustee”) and Specialty TV Co. and will be substantially in the form attached as Exhibit IV, subject to such changes as the CRTC may require (the “Voting Trust Agreement”). Specialty TV Co. will be the sole beneficiary of such voting trust and the Deposited Securities will be released to Specialty TV Co. (or Specialty TV Co.’s parent) upon receipt of the approval of the CRTC. Specialty TV Co. will be a “qualified corporation” within the meaning of the CRTC Direction.

(b) If the acquisition of the Deposited Securities does not receive the approval of the CRTC on terms reasonably acceptable to each of the Investors, acting in good faith, and the Trustee is required to sell any of the Deposited Securities or any assets of the Regulated Entities, as the case may be, the proceeds of any such sale shall be allocated first as provided in the Voting Trust Agreement to the payment of the Trustee and its expenses, next to Specialty TV Co., which will apply such funds to the repayment of that portion of the debt incurred to fund the acquisition of the STV Division, with the balance of the after-tax proceeds (less any applicable withholding tax), if any, to be distributed to the Investors pro rata based on the amount of their respective equity interests in Specialty TV Co. (which, for the avoidance of doubt, will reduce the amount of GSCP’s initial equity investment in Specialty TV Co. as reflected in clause 17(d)(vi)). Any loss arising in connection with such sale shall be allocated to and borne by the Investors as follows:

(i)     GSCP as to [Redacted]%; and

(ii)    CanWest as to [Redacted]%.

13.	Separation Agreements:

The Investors shall negotiate in good faith the definitive terms of separation agreements among Entertainment Co., Movie Co., Specialty TV Co., AA and Acquireco and any other necessary parties providing for the terms of the transfer and separation of all of the assets and liabilities of AA into the Separation Entities, which will be executed and delivered by such parties on or prior to the Closing Date (the “Separation Agreements”) and which shall supersede this Term Sheet to the extent therein provided. The Separation Agreements shall be on terms customary for a separation of this nature and will reflect the terms of this Term Sheet and the following principles (which supersede the provisions of Schedule A):

(a) All of the entities, assets and liabilities that comprise or comprised or relate or related principally to the Entertainment Division will be transferred to and assumed by Entertainment Co.

(b) All of the entities, assets and liabilities that comprise or comprised or relate or related principally to the Movie Division will be transferred to and assumed by Movie Co. ([Redacted])

(c) The various assets and liabilities of the Corporate division of AA (except for personnel performing corporate services for all three divisions and assets directly used by those personnel) will be transferred or allocated to the Separation Entity most related to a particular asset or liability or which has principal use of or responsibility for the particular asset or liability (for the avoidance of doubt, the liabilities identified in Schedule F will be allocated to the Separation Entity specified in Schedule F).

(d) Any overhead associated with the “Corporate or Other” functions or services of AA will be charged or allocated as follows:

(i)     all overhead up to $20 million per year (the current level of overhead charged to the STV Division) will be charged or allocated to Specialty TV Co.; and

(ii)    all overhead in excess of that amount per year will be allocated to and paid by the Investors as follows:

(A)   GSCP as to [Redacted]%; and

(B)   CanWest as to [Redacted]%.

All such overhead to be allocated to and paid by the Investors shall either be paid by the Investors directly or the Investors shall contribute capital to the entity bearing such overhead in an aggregate amount sufficient to satisfy that amount.

(e) Entertainment Co. and Movie Co. will not make use of “Corporate or Other” functions or services of AA or its successors following the Separation except to the limited extent contemplated by the transitional service arrangements provided for in paragraph (l).

(f) Any assets that do not form part of or relate principally to the STV Division, the Entertainment Division or the Movie Division will be transferred to the Separation Entity specified in Schedule A or, to the extent not so specified, to the Separation Entity agreed to by CanWest and GSCP, acting reasonably, consistent with the other transfers contemplated by this Term Sheet and the Separation Agreements.

(g) Any liabilities that do not form part of or relate principally to the STV Division and that have not been assumed by Entertainment Co. or Movie Co. in accordance with paragraphs (a) and (b) will be allocated to and paid by the Investors as follows:

(i)     GSCP as to [Redacted]%; and

(ii)    CanWest as to [Redacted]%.

All such liabilities to be allocated to and paid by the Investors shall either be paid by the Investors directly or the Investors shall contribute capital to Specialty TV Co. in an aggregate amount sufficient to satisfy those liabilities.

(h) [Redacted]

(i) Inter-corporate arrangements between Separation Entities will be formalized on a reasonable basis.

(j) Intercompany accounts between Separation Entities, AA and their subsidiaries will be settled on a non-cash basis.

(k) Excess cash in each Separation Entity or subsidiary will be applied to reduce indebtedness.

(l) The Separation Agreements will contain appropriate transitional service arrangements to ensure that each Separation Entity will continue to have access for a reasonable period of time to all services required by it to continue its business as conducted prior to the implementation of the Separation Agreements on economic terms similar to those in effect prior to such implementation.

(m) Shared intellectual property, including but not limited to trademarks, shall be transferred to the Separation Entity having principal use of it, and other Separation Entities or their subsidiaries who use such intellectual property shall be granted a license to continue to use it, on terms consistent with the principles underlying this Term Sheet to be agreed, acting reasonably.

The Separation Agreements will contain indemnity provisions ensuring that any liability allocated to an entity pursuant to these principles will be assumed and discharged by that entity. To the extent such indemnity provisions relate to tax matters, they will survive until the expiry of the relevant limitation periods. To the extent a party (the “Indemnified Party”) is entitled to indemnity pursuant to such indemnity provisions and that indemnity has not been satisfied by the party obligated to pay it (the “Indemnifying Party”), such indemnity obligation will be satisfied by a reallocation of equity in Specialty TV Co. in favour of the Indemnified Party or otherwise secured against the interests of the Indemnifying Party and its affiliates in Specialty TV Co.

If for any reason the relevant parties have not entered into the Separation Agreements on or prior to the Closing, the Separation shall be governed in accordance with this Term Sheet until such time as the Separation Agreements shall be in effect.

14.	Specialty TV Co.:	CanWest will enter into a management agreement with Specialty TV Co. (the “Management Agreement”) under which CanWest will have sole and exclusive day-to-day management of the business of Specialty TV Co., in addition to and in combination with the Contributed Business (as defined in Schedule 17(a)), reporting to a management committee, not fewer than 5 of whom shall be appointed by CanWest and not more than 2 of whom shall be appointed by GSCP. Each of GSCP’s appointees to the management committee shall be an officer or employee of GSCP or an affiliate of GSCP or such other individual as is acceptable to CanWest, acting reasonably. Under the Management Agreement, CanWest will be entitled to recover from Specialty TV Co. the costs incurred by CanWest in providing corporate and other services (such as operating, legal, tax, personnel and information technology services) to Specialty TV Co. CanWest shall have sole and exclusive control and influence over all programming decisions, including the selection of programs to be distributed and the terms of their distribution. The Management Agreement will include covenants by CanWest, in effect from the date of the Management Agreement to the date of the Combination (as defined in Section 17(a)):

(a) to operate and manage Specialty TV Co. and the Contributed Business in a manner consistent with its past practices in operating and managing the Contributed Business and to use reasonable commercial efforts to operate and manage the Contributed Business and Specialty TV Co. in a manner so as to maximize the economic value of the businesses;

(b) to keep GSCP informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Contributed Business, Specialty TV Co. or any of their subsidiaries, so that GSCP, its members and its affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation or action (including by coordinating and providing assistance in meeting with regulators);

(c) without the prior written consent of GSCP, subject to paragraph (d) below, not to sell, lease, transfer or otherwise dispose of, any property or assets of the Contributed Business (including, without limitation and for the avoidance of doubt, any of the television stations of the Contributed Business) with a value in excess of $15,000,000 per year, other than in the ordinary course of business;

(d) without the prior written consent of GSCP, during the 2010 calendar year, not to sell, lease, transfer or otherwise dispose of, any property or assets of the Contributed Business (including, without limitation and for the avoidance of doubt, any of the television stations of the Contributed Business) with a value in excess of $15,000,000 that contributed in any way to the generation of Consolidated EBITDA for such year, other than in the ordinary course of business;

(e) without the prior written consent of GSCP, with respect to the Contributed Business, not to acquire any business or assets, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, other than purchases of assets in the ordinary course of business, where such business or assets include material liabilities other than ordinary course operational liabilities under contracts and otherwise;

(f) without the prior written consent of GSCP, with respect to the Contributed Business, make any material change in any method of accounting or auditing practice other than changes required as a result of changes in Canadian generally accepted accounting principles or applicable law;

(g) without the prior written consent of GSCP, settle or compromise any Proceeding (as defined in Schedule G) which would result in any material obligation or liability (or restrictive covenant) of the Contributed Business that would not be satisfied or extinguished prior to the date of the Combination;

(h) without the prior written consent of GSCP, cause the Contributed Business to enter into (or agree to enter into) any transaction (other than immaterial transactions) with CanWest or its affiliates (other than the Contributed Business or Specialty TV Co.) that is not on arm’s length terms;

(i) to prevent gaming or manipulation of the calculations contemplated in Sections 17 and 18; and

(j) such other covenants as are customary in management agreements.

CanWest’s obligations in paragraphs (a) though (j) above will apply in respect of the Contributed Business, to the extent applicable, from and after the date of this Term Sheet.

15.	On-Going Relationship:	(a) [Redacted] (b) [Redacted] [Redacted] (c) [Redacted]

16.	STV Governance and Related Matters:

CanWest and GSCP will enter into a definitive shareholders agreement (the “STV Shareholders Agreement”) governing their interests in and the operation of Jointco and Specialty TV Co. Such agreement shall provide:

(a) for a Board of Directors of Jointco and Specialty TV Co. or MergeCo, as the case may be, to consist of 5 members, 3 of whom shall be resident Canadian citizens appointed by CanWest and 2 of whom shall be appointed by GSCP of which one of whom shall be a resident Canadian citizen. Each of GSCP’s appointees to such Board shall be an officer or employee of GSCP or an affiliate of GSCP or such other individual as is acceptable to CanWest, acting reasonably.

(b) for the following matters to require the unanimous approval of the board of directors (except to the extent contemplated by this Term Sheet, including Schedule A):

(i)          any amendment to the constating documents of Jointco, Specialty TV Co. or MergeCo, as the case may be;

(ii)        the authorization, issuance, redemption or repurchase of any equity securities;

(iii)       the incurrence of any indebtedness in excess of $15 million in any year other than short term borrowings in the ordinary course of business and indebtedness incurred to finance the acquisition of the GSCP Shares in accordance with Section 18;

(iv)       the incurrence of any material liability other than in the ordinary course of business;

(v)         the commencement of insolvency or bankruptcy proceedings;

(vi)       any liquidation, merger or amalgamation of Jointco or Specialty TV Co. (other than with a wholly owned affiliate), or the sale of all or substantially all of the assets of Specialty TV Co. or MergeCo, as the case may be;

(vii)      the acquisition of or investment in any business or assets in excess of a net enterprise value of $15 million;

(viii)     the sale of any business or assets of Specialty TV Co. with a value in excess of $15 million, other than assets sold in the ordinary course of business;

(ix)       any material change in tax policy or tax elections;

(x)         any change in the external auditors of Specialty TV Co. or MergeCo, as the case may be, other than to one of the “big four” national auditing firms;

(xi)       any fundamental change in the business of Specialty TV Co. or MergeCo, as the case may be, other than as contemplated by this Term Sheet;

(xii)      any other fundamental change as prescribed by the Canada Business Corporations Act; and

(xiii)     transfer of shares of Jointco, Specialty TV Co. or MergeCo, as the case may be;

(c) for derivative rights of GSCP to enforce the Management Agreement on behalf of Specialty TV Co. and for third party beneficiary rights of GSCP in respect of the Management Agreement;

(d) for anti-gaming covenants to prevent manipulation of the calculations contemplated in Sections 17 and 18; and

(e) for such other terms as is customary for shareholder agreements in these circumstances (including, without limitation, dealing with affiliate transactions and material changes in accounting practices).

17.	Contribution by CanWest of Canadian TV:

(a) The STV Shareholders Agreement shall provide for the terms upon which the Contributed Business (as defined below) shall be combined with Specialty TV Co. (the “Combination”; the entity resulting from the Combination, “MergeCo”). The Combination shall:

(i)          be subject to any required regulatory approval, including CRTC approval;

(ii)        be effected without transferring to MergeCo any indebtedness of the Contributed Business;

(iii)       only include the assets (other than cash) and liabilities related to the Contributed Business (with appropriate indemnities to protect MergeCo with respect to liabilities not related to the Contributed Business);

(iv)       not include any tax liabilities in respect of the Contributed Business for the pre-Combination period;

(v)         be effected on other customary terms (for the sale of a subsidiary or a division of a company) to ensure that liabilities are assumed by MergeCo only to the extent they relate to the Contributed Business and that all assets owned by CanWest and its affiliates in relation to the Contributed Business are acquired by MergeCo; and

(vi)       be effected on a tax-efficient basis, whether by way of transfer of assets and liabilities, shares, plan of arrangement, amalgamation or otherwise (in particular, if the Combination is effected by way of transfer of assets and liabilities or shares, CanWest and Specialty TV Co. will file a joint election under section 85(1) of the Income Tax Act (Canada) and corresponding provincial legislation so that the transfer occurs on a tax-deferred basis to CanWest to the extent permitted by the relevant income tax legislation). The parties will work in good faith to attempt to obtain a step up in basis for US tax purposes for the assets of the Contributed Business provided that to do so would not have any adverse consequences to CanWest, its affiliates or the Contributed Assets.

“Contributed Business” means the television business in Canada operated by CanWest and its affiliates, as (a) more fully described under “Lines of Business—Canadian Media Operations—Canadian Television” and (b) reflected in the “Television—Canada” operating segment in the footnotes to the audited financial statements of CanWest for the fiscal year ended August 31, 2006, excluding the CanWest Media Sales Division (the “Excluded Division”), in each case, as set forth in CanWest’s Annual Report on Form 20-F for the year ended August 31, 2006 (subject to appropriate arrangements being put in place to provide that the services of the Excluded Division will continue to be made available to the Contributed Business at cost). To the extent the parties agree or are required to sell any assets of the Contributed Business to a third party at the time of or immediately following the Combination, the proceeds of the sale of such assets (net of tax and transaction expenses) will constitute assets of the Contributed Business and become assets of MergeCo.

(b) The STV Shareholders Agreement shall also include a covenant that, from the date of the Combination until GSCP no longer holds at least 10% of GSCP’s original investment in the equity of Specialty TV Co., CanWest and its affiliates will not compete with MergeCo in Canada in relation to conventional and specialty television, subject to appropriate exceptions for CanWest’s other media activities.

(c) Subject to paragraph (a)(i), the Combination will be effected following the end of 2010, provided that the CanWest 8% senior subordinated notes due 2012 (or any refinancing, replacement or exchange thereof) (the “Senior Notes”) have been repaid as of the Combination Date (or are repaid, refinanced, replaced or exchanged in connection with such transaction) or do not otherwise restrict the completion of the Combination and, in any event, no later than September 30, 2011. CanWest shall provide Notice to GSCP not less than 10 days following the repayment of the Senior Notes.

[Redacted]

18.	GSCP Liquidity:	(a) [Redacted] (b) [Redacted] (c) [Redacted] (d) [Redacted] (e) [Redacted] (f) [Redacted]

19.	Management Rights and Plan Asset Rules:	Notwithstanding the foregoing, to the extent that GSCP and its advisors determine that the applicable fund of GSCP is required to have “management rights” within the meaning of Section 2510.3-101(d)(3)(ii) of ERISA with respect to AA, Acquireco or the Specialty TV, Entertainment and Movie Division assets in order to comply with the “plan asset rules” of Section 2510.3-101 of ERISA, such rights shall be provided to the applicable fund of GSCP, but, for certainty, shall not provide GSCP with any right to direct, manage or control Specialty TV Co.

20.	Definitive Agreements:	This Term Sheet constitutes the legally binding obligation of each of the parties hereto. The parties hereto shall negotiate in good faith the definitive terms of agreements required to implement the AA Acquisition and Plan of Arrangement including the Commitment Letters, the Voting Trust Agreement, the STV Shareholders Agreement, the Management Agreement, the Separation Agreements, and shareholders agreements for Acquireco and its other relevant subsidiaries and affiliates which are consistent with the terms of this Term Sheet (the “Definitive Agreements”), which Definitive Agreements are to be executed and delivered by Acquireco (or the applicable subsidiary or affiliate thereof), the Investors and such other shareholders of Acquireco and its relevant subsidiaries and Affiliates permitted pursuant to this Term Sheet on or prior to the Closing and shall supersede this Term Sheet to the extent therein provided. If for any reason the Investors have not entered into the Definitive Agreements on or prior to the Closing, the parties hereto shall operate Acquireco and its subsidiaries and Affiliates in accordance with this Term Sheet until such time as the Definitive Agreements shall be in effect.

21.	Representations and Warranties GSCP:

GSCP represents and warrants to CanWest as follows:

(a) Organization. It has been duly created and organized under the Laws of its jurisdiction, is validly existing and has full corporate power and capacity to own its properties and assets and conduct its business as currently owned and conducted.

(b) Authority. It has the requisite power and capacity to execute, deliver and perform its obligations hereunder. Its affiliates that are party to the GSCP Commitment (the “GSCP Affiliates”) have the requisite power and capacity to execute, deliver and perform their obligations under the GSCP Commitment. It has duly authorized the execution, delivery and performance of this Term Sheet and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Term Sheet. The GSCP Affiliates have duly authorized the execution, delivery and performance of the GSCP Commitment and no other proceedings on their part are necessary to authorize the execution, delivery and performance of the GSCP Commitment.

(c) Enforceability. This Term Sheet has been duly executed and delivered by it and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms. The GSCP Commitment has been duly executed and delivered by the GSCP Affiliates and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms.

(d) No conflict. The execution, delivery and performance by it of this Term Sheet and the consummation by it of the Combination will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of its constating documents; subject to obtaining the Regulatory Approvals relating to the Arrangement and CRTC approval and any other regulatory approvals required in connection with the consummation of the Combination, any applicable Laws; or any material contract to which it or its subsidiaries is a party or by which any of them is bound or their respective properties or assets are bound; or give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available where such event would materially impair its ability to complete or materially prevent it from completing the Combination. The execution, delivery and performance by the GSCP Affiliates of the GSCP Commitment will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of their constating documents; subject to obtaining the Regulatory Approvals relating to the Arrangement and CRTC approval and any other regulatory approvals required in connection with the consummation of the Combination, any applicable Laws; or any material contract to which they or their subsidiaries are party or by which any of them is bound or their respective properties or assets are bound; or give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available where such event would materially impair its ability to complete or materially prevent it from completing the GSCP Commitment.

(e) No consent. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by it in connection with the execution, delivery or performance of this Term Sheet other than the Regulatory Approvals relating to it and CRTC approval and any other regulatory approvals required in connection with the consummation of the Combination. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by the GSCP Affiliates in connection with the execution, delivery or performance of the GSCP Commitment other than the Regulatory Approvals relating to it and CRTC approval and any other regulatory approvals required in connection with the consummation of the Arrangement.

(f) Financing. It has adequate financing arrangements in place in order to deposit or cause to be deposited the GSCP Commitment.

22.	Representations and Warranties of CanWest:

CanWest represents and warrants to GSCP as follows and as provided in Schedule G:

(a) Organization. It has been duly incorporated under the Laws of its jurisdiction of incorporation, is validly existing and has full corporate power and capacity to own its properties and assets and conduct its business as currently owned and conducted.

(b) Authority. It has the requisite corporate power and capacity to execute, deliver and perform its obligations hereunder and under the CanWest Commitment. It has duly authorized the execution, delivery and performance of this Term Sheet and the CanWest Commitment and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Term Sheet or the CanWest Commitment by it.

(c) Enforceability. This Term Sheet and the CanWest Commitment have been duly executed and delivered by it and constitutes legal, valid and binding obligations, enforceable against it in accordance with their terms.

(d) No conflict. The execution, delivery and performance by it of this Term Sheet and the CanWest Commitment and the consummation by it of the Combination will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights or payment obligation under any provision of its articles or by-laws (or other constating documents); any resolution of its Board of Directors (or any committee thereof) or of its shareholders; subject to obtaining the Regulatory Approvals relating to the Arrangement and CRTC approval and any other regulatory approvals required in connection with the consummation of the Combination, any applicable Laws; or any material contract to which it or its subsidiaries is a party or by which any of them is bound or their respective properties or assets are bound; or give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available where such event would materially impair its ability to complete or materially prevent it from completing the Arrangement or the consummation by it of the Combination.

(e) No consent. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by it in connection with the execution, delivery or performance of this Term Sheet or the CanWest Commitment, other than the Regulatory Approvals relating to it and CRTC approval and any other regulatory approvals required in connection with the consummation of the Combination.

(f) Financing. It has adequate financing arrangements in place in order to deposit or cause to be deposited the CanWest Commitment.

(g) Investment Canada Act. It is a “Canadian” as such term is defined in the Investment Canada Act.

(h) Residency. It is not a “non-resident” of Canada within the meaning of the Tax Act.

(i) Direction to the CRTC. It is a “Canadian” within the meaning of the Direction to the CRTC (Ineligibility of Non-Canadians).

23.	Indemnities:

(a) Indemnity by CanWest. Without duplication to the indemnification provided to Specialty TV Co. or MergeCo, as the case may be, below, CanWest will indemnify, save, and keep the GSCP Indemnitees (as defined below) harmless against and from all Damages (as defined below) sustained or incurred by any GSCP Indemnitee, as a result of, or arising out of:

(i)     any inaccuracy in or breach of any representation set forth in Section 22 or in Sections 1 [Corrupt Practices] or 2 [Restrictions on Business Activities] of Schedule G (disregarding any references to “Material Adverse Effect” but, for the avoidance of doubt, not disregarding any references to “material” or “materially”), in each case either as of the date hereof or as of the date of the Closing (with the same effect as though such representation had been made on and as of the date of the Closing) (or, in the case of any representation that is made as of a specified date, as of such specified date); and

(ii)    any inaccuracy in or breach of any representation set forth in Section 22 or in Section 2 [Restrictions on Business Activities] of Schedule G (disregarding any references to “Material Adverse Effect” but, for the avoidance of doubt, not disregarding any references to “material” or “materially”), in each case as of the date of the Combination (with the same effect as though such representation had been made on and as of the date of the Combination) (or, in the case of any representation that is made as of a specified date, as of such specified date).

Without duplication to the indemnification provided to the GSCP Indemnitees above, CanWest will indemnify, save, and keep Specialty TV Co. or MergeCo, as the case may be, harmless against and from all Damages sustained or incurred by Specialty TV Co. or MergeCo, as the case may be, as a result of, or arising out of:

(i)     any inaccuracy in or breach of any representation set forth in Section 22 or Schedule G (disregarding any references to “Material Adverse Effect” but, for the avoidance of doubt, not disregarding any references to “material” or “materially”), in each case either as of the date hereof or as of the date of the Closing (with the same effect as though such representation had been made on and as of the date of the Closing) (or, in the case of any representation that is made as of a specified date, as of such specified date); and

(ii)    any inaccuracy in or breach of any representation set forth in Section 22 or in Sections 2 [Restrictions on Business Activities], 3 [Financial Statements], 5 [SEC Documents], 6 [Compliance with Law], 9 [Taxes], 10 [Non-Arm’s Length Transactions] and 11 [Undisclosed Liabilities] of Schedule G (disregarding any references to “Material Adverse Effect” but, for the avoidance of doubt, not disregarding any references to “material” or “materially”), in each case as of the date of the Combination (with the same effect as though such representation had been made on and as of the date of the Combination) (or, in the case of any representation that is made as of a specified date, as of such specified date).

The indemnification obligations of CanWest under this Section shall continue until three (3) months following the delivery to GSCP of the first audited annual financial statements of the combined Contributed Business and Specialty TV Co. after the date of the Combination; provided, however, that any claim submitted prior to such survival date shall survive until its final resolution (whether the final resolution occurs before or after such survival date).

CanWest shall not be required to make any indemnity payments under this Section until the total amount of Damages incurred exceeds $25,000,000 (the “Deductible”), and then CanWest shall be required to make any indemnity payments only for indemnified amounts in excess of the Deductible. Except as provided in the next sentence, in no event shall CanWest’s liability for indemnification under this Section exceed $125 million. The indemnification provisions in this Section are the sole and exclusive remedy for breaches of the representations and warranties in Section 22 and Schedule G, except with respect to fraud or intentional misrepresentation.

“GSCP Indemnities means GSCP, its affiliates and their respective directors, managers, officers, members, shareholders, partners, agents, representatives, successors and assigns.

“Damages” means all injunctions, judgments, orders, decrees, rulings, liabilities, obligations, liens, assessments, levies, losses

(including diminution in the value of an investment), damages, fines, penalties, costs of any investigation, response, or remedial or corrective action, capital improvements and related activities and third party claims, including reasonable attorneys’ fees and expenses.

(b) Indemnity by GSCP. GSCP will indemnify, save, and keep the CanWest Indemnitees (as defined below) harmless against and from all Damages sustained or incurred by any CanWest Indemnitee, as a result of, or arising out of any inaccuracy in or breach of any representation set forth in Section 21, in each case either as of the date hereof or as of the date of the Closing (with the same effect as though such representation had been made on and as of the date of the Closing) (or, in the case of any representation that is made as of a specified date, as of such specified date).

The indemnification obligations of GSCP under this Section shall continue until three (3) months following the delivery to GSCP of the first audited annual financial statements of the combined Contributed Business and Specialty TV Co. after the date of the Combination; provided, however, that any claim submitted prior to such survival date shall survive until its final resolution (whether the final resolution occurs before or after such survival date).

GSCP shall not be required to make any indemnity payments under this Section until the total amount of Damages incurred exceeds $25,000,000 (the “Deductible”), and then GSCP shall be required to make any indemnity payments only for indemnified amounts in excess of the Deductible. Except as provided in the next sentence, in no event shall GSCP’s liability for indemnification under this Section exceed $65 million. The indemnification provisions in this Section are the sole and exclusive remedy for breaches of the representations and warranties in Section 21, except with respect to fraud or intentional misrepresentation.

“CanWest Indemnities means CanWest, its affiliates and their respective directors, managers, officers, members, shareholders, agents, representatives, successors and assigns.

(c) Notification by CanWest. Ten days prior to the date of the Combination, CanWest shall, at the request of GSCP, deliver written Notice to GSCP stating whether it is aware of any inaccuracy in or breach of any representation set forth in Sections 1 [Corrupt Practices] or 2 [Restrictions on Business Activities] of Schedule G, in each case as of the date of such Notice.

24.	General:

(a) No Partnership. Nothing in this Term Sheet shall be deemed to constitute a partnership between any of the parties hereto, nor constitute any party the agent of any other party for any purpose.

(b) Governing Law. This Term Sheet shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and each of the parties hereby attorns to the jurisdiction of the courts of the Province of Ontario.

(c) Arbitration. Any controversy or dispute arising out of or relating to this Term Sheet, including without limitation its negotiation, validity, existence, breach, termination, construction or application, or the rights, duties or obligations of any party to this Term Sheet, shall be referred to and determined by arbitration in accordance with the Ontario Arbitration Act, 1991 S.O. 1990 c. 17. The seat of the arbitration shall be Ontario and hearings shall be conducted in the City of Toronto. A party may appeal an award to the court on a question of law or mixed fact and law. Arbitration in accordance with the provisions of this Section 23(c) shall be the sole dispute resolution mechanism in respect of any disputes in connection with this Term Sheet, except nothing shall prevent the parties from applying to a court of competent jurisdiction for injunction to or other equitable relief to restrain a breach of or compel performance under this Term Sheet. Similar arbitration provisions will be included in the STV Shareholders Agreement, the Management Agreement, the Separation Agreement and, to the extent appropriate, the other Definitive Agreements.

(d) Amendment. No amendment, supplement, modification or waiver or termination of this Term Sheet and, unless otherwise specified, no consent or approval by any party, is binding unless executed in writing by the party to be bound.

(e) Jury Trial Waiver. The parties waive any right to trial by jury in any proceeding arising out of or relating to this Term Sheet or any of the agreements contemplated hereby or any of the transactions contemplated by this Term Sheet or those agreements, present or future, and whether sounding in contract, tort or otherwise. Any party may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained for agreement between the parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this Term Sheet or any of the agreements contemplated hereby or any of the transactions contemplated by this Term Sheet or those agreements is to/must be tried by a judge or judges sitting without a jury.

(f) Notices. Any notice, consent or approval required or permitted to be given in connection with this Term Sheet (a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a) in the case of a Notice to CanWest at:

CanWest MediaWorks Inc. 31st Floor, 201 Portage Avenue CanWest Global Place Winnipeg, MB R3B 3L7

Attention: Richard Leipsic
Facsimile: 204-947-9841
Email: rleipsic@canwest.com

with a copy to (which shall not constitute notice):

Osler, Hoskin & Harcourt LLP Box 50, One First Canadian Place Toronto, ON M5X 1B8

Attention: Linda Robinson
Fax No.: (416) 862-6666

(b) in the case of a Notice to GSPC at:

GS Capital Partners AA Investment LLC 85 Broad Street New York, NY 10004 U.S.A.

Attention: Gerry Cardinale
Fax No.: 212-357-5505

with a copy to (which shall not constitute notice):

GS Capital Partners VI, L.P. One New York Plaza 38th Floor New York, NY 10004 U.S.A.

Attention: Ben Adler
Fax No.: 212-482-3820

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day.

Any party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this section.

(g) Assignment. No Party may assign this Term Sheet or any of the benefits, rights or obligations under this Term Sheet or enter into any participation agreement with respect to the benefits under this Term Sheet without the prior written consent of the other parties.

(h) Process Agent. GSCP irrevocably appoints McCarthy Tétrault LLP (the “Process Agent”), with an office as of the date of this Term Sheet at Suite 4700, Toronto Dominion Bank Tower, Toronto, ON M5K lE6, for the attention of Gary Girvan as its agent to receive on behalf of it and its property, service of any documents by which any action, application, reference or other proceeding arising out of or related to this Term Sheet is commenced. Such service may be made by delivering a copy of such documents in care of the Process Agent at the Process Agent’s above address, and GSCP irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

(i) No Strict Construction. The language used in this Term Sheet is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Entire Agreement. This Term Sheet, and the agreements and other documents required to be delivered pursuant to this Term Sheet, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Term Sheet and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, between the parties in connection with the subject matter of this Term Sheet except as specifically set forth in this Term Sheet and any document required to be delivered pursuant to this Term Sheet.

CANWEST MEDIAWORKS INC.		GS CAPITAL PARTNERS AA INVESTMENT LLC

		By:	GS CAPITAL PARTNERS VI, L.P.,
Sole Member of GS Capital Partners
AA Investment LLC

		By:	GS ADVISORS VI, L.L.C,
General Partner of GS Capital Partners VI, L.P.

By:	Leonard Asper	By:	Gerry Cardinale
Name:	Leonard Asper	Name:	Gerry Cardinale
Title:	Chief Executive Officer	Title:	Managing Director

TABLE OF SCHEDULES AND EXHIBITS

Schedules

A	Steps Memorandum (Including Acquisition Structure)

B	Media Players

C	Application of Acquisition Funds

D	Shared Transaction Costs, Fees and Expenses

E	Scenario Analysis – Specialty TV Co. Equity

F	Allocation of Specific Liabilities to Separation Entities

G	Additional Representations and Warranties of CanWest

H	Terms of Convertible Debt

Exhibits

I	Arrangement Agreement

II	Voting Agreements

III	Commitment Letters

IV	Form of Voting Trust Agreement

V	Bank Model

SCHEDULE A

Steps Memorandum (Including Acquisition Structure)

[Redacted]

SCHEDULE B

Media Players

[Redacted]

SCHEDULE C

Application of Acquisition Funds

[Redacted]

SCHEDULE D

[Redacted]

SCHEDULE E

[Redacted]

SCHEDULE F

[Redacted]

SCHEDULE G

Additional Representations and Warranties of CanWest

1.	Corrupt Practices

None of CanWest, the Contributed Business nor, to the knowledge of CanWest without having made any enquiry, any of their respective officers, directors, employees or representatives (acting in their capacity as such) has, in relation to the Contributed Business, at any time during the last three years in any material respect (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or governmental entity, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation: the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any governmental authority issued pursuant thereto or (vi) taken any action or made any omission that would have violated U.S. economic sanctions laws, including OFAC regulations, if such act or omission had been committed by a U.S. person as defined in the OFAC regulations.

2.	Restrictions on Business Activities

There is no arbitral award, judgment, injunction, order or decree, or any contract, binding upon the Contributed Business or that would be binding upon MergeCo as a result of the Combination (other than contracts contemplated by this Term Sheet) that, to the knowledge of CanWest, has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice or conduct of the business by GSCP or any of its affiliates.

3.	Financial Statements

To the extent they relate to the Contributed Business, the financial statements of CanWest included in documents filed by it with the Securities and Exchange Commission (the “SEC”) and the Canadian Securities Administrators (the “CSA”) (the “Financial Statements”) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis and present fairly in all material respects, on a consolidated basis, the financial position and the results of operations and the changes in shareholders’ equity and cash flow of CanWest and its subsidiaries for the periods and as at the dates thereof (except as may be indicated expressly in the notes thereto). In the case of unaudited statements, this representation is subject to normal, recurring year-end adjustments that would be made in the course of an audit and would not be material.

4.	Absence of Changes

From August 31, 2006 until January 10, 2007, there has not been any change in the financial condition or operations of the Contributed Business other than changes which do not have a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event, development, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, liabilities (including contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise) capital, properties, assets or financial condition of the Contributed Business taken as a whole, other than any change, effect, event, development, occurrence or state of facts relating to (i) any change in general economic conditions in Canada or the United States or any change in Canadian or United States securities, financial, banking or currency exchange markets; (ii) any change or development resulting from any act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof) or any natural disaster; (iii) any change or development affecting the broadcasting, entertainment and motion picture distribution industries generally or the specific industries in which the Contributed Business operates; (iv) the announcement of the AA Acquisition and the entering into of the Arrangement Agreement, the Arrangement, the Contemplated Transactions or the Debt Financing; provided, however, that any such change referred to in clause (i), (ii) or (iii) above does not primarily relate only to (or have the effect of primarily relating only to) the Contributed Business, taken as a whole, or disproportionately adversely affect the Contributed Business taken as a whole, compared to other businesses of similar size operating in the industries in which the Contributed Business operates.

5.	SEC Documents

To the extent they relate to the Contributed Business, the documents filed by CanWest with the SEC or the CSA do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.	Compliance with Law

CanWest and its subsidiaries (as they relate to the Contributed Business) (a) are duly qualified to carry on the Contributed Business in each jurisdiction in which the character of its properties and assets, owned or leased, or the nature of its business makes such qualification necessary, (b) are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental entity necessary for CanWest and its subsidiaries (as they relate to the Contributed Business) to own, lease and operate its properties and assets and to carry on the Contributed Business as it is now being conducted (the “Permits”), except where the failure to have any of the Permits has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) are in material compliance with such Permits, and (d) are operating the Contributed Business in material compliance with all applicable laws and are not in material violation of any such laws.

7.	Litigation

Except as disclosed in the Financial Statements included in documents filed by CanWest with the SEC or CSA prior to January 10, 2007, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation, audit, assessment, inquiry, request for information, warrant, charge, suit or claim by any governmental entity, or any similar matter or proceeding (collectively, “Proceedings”) against or involving the Contributed Business or its businesses, properties or assets (whether in progress or, to CanWest’s knowledge, threatened) which, if determined adversely, would have a Material Adverse Effect, and there is no order, writ, judgment, decree, injunction, award or order of any governmental entity outstanding against the Contributed Business or its businesses, properties or assets which would have a Material Adverse Effect.

8.	Material Contracts

All of the material contracts of CanWest and its subsidiaries relating to the Contributed Business are in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect. No default exists (or, but for the passage of time or the giving of notice, would exist) under any such material contract on the part of CanWest and its subsidiaries other than defaults which would not have, individually or in the aggregate, a Material Adverse Effect.

9.	Taxes

Except to the extent that the failure to do so would not result in a Material Adverse Effect:

(a)	all tax returns required to be filed with any taxing authority by or on behalf of CanWest or any of its affiliates, to the extent they relate to the Contributed Business, were filed when due with all appropriate taxing authorities in accordance with all applicable laws and were correct in all material respects; and

(b)	CanWest and its affiliates, to the extent related to the Contributed Business, have timely paid (or withheld and remitted) to the appropriate taxing authority all taxes due and payable (or to be withheld or remitted) by any of them under any applicable law.

10.	Non-Arm’s Length Transactions

There are no material contracts between CanWest and its subsidiaries to the extent related to the Contributed Business and any Person with whom CanWest and its subsidiaries (as they relate to the Contributed Business) is not dealing at arm’s length, other than contracts entered into in the ordinary course of business on terms no less favourable to CanWest and its subsidiaries (as they relate to the Contributed Business) than are available from an arm’s length party.

11.	Undisclosed Liabilities

Except as disclosed in the Financial Statements included in documents filed by CanWest with the SEC or CSA prior to January 10, 2007 and other than indemnification provisions contained in agreements among underwriters and financial advisors, CanWest and its subsidiaries (in relation to the Contributed Business) have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those incurred in the ordinary course of business.

SCHEDULE H

Terms of Convertible Debt

[Redacted]